Exhibit 23.2

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE,	306 WEST SEVENTH STREET,	1000 LOUISIANA STREET,
SUITE 100	SUITE 302	SUITE 1900
AUSTIN, TEXAS 78729-1107	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in this Registration Statement on Form S-1 of Brigham Minerals, Inc. (the “Registration Statement”) and to the use of information from, and the inclusion of, our report dated January 30, 2019 of Brigham Minerals, LLC’s oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2018.

CAWLEY, GILLESPIE & ASSOCIATES, INC. Texas Registered Engineering Firm

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President

Houston, Texas

December 9, 2019